As filed with the U.S. Securities and Exchange Commission on November 23, 2022

Registration No. 333-260126

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to

FORM S-1 ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TMC the metals company Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	1000	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

595 Howe Street, 10th Floor

Vancouver, British Columbia

V6C 2T5

Telephone: (574) 252-9333

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Telephone: (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael L. Fantozzi, Esq.

Daniel T. Kajunski, Esq.

Mintz, Levin, Cohn, Ferris,

Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

Telephone: (617) 542-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

On October 7, 2021, TMC the metals company Inc., or the Company, filed a registration statement with the Securities and Exchange Commission, or the SEC, on Form S-1 (File No. 333-260126), or the Registration Statement. The Registration Statement, as amended, was initially declared effective by the SEC on October 22, 2022 and initially registered:

(1)	the issuance by the Company of up to an aggregate of 24,500,000 of its common shares, without par value, or Common Shares, which consists of (i) up to 9,500,000 of Common Shares that are issuable upon the exercise of private placement warrants, or the Private Placement Warrants, originally issued in a private placement in connection with the initial public offering of our predecessor company, Sustainable Opportunities Acquisition Corp., or SOAC, at an exercise price of $11.50 per Common Share, and (ii) up to 15,000,000 Common Shares that are issuable upon the exercise of 15,000,000 warrants issued in connection with the initial public offering of SOAC; and

(2)	the resale from time to time of (i) 9,500,000 Private Placement Warrants, (ii) up to 9,500,000 of Common Shares that are issuable upon the exercise of the Private Placement Warrants, (iii) 11,578,620 Common Shares that may be issued upon exercise of a warrant held by Allseas Group S.A., (iv) 6,759,000 Common Shares held by SOAC’s former directors, transferees of SOAC’s sponsor, Sustainable Opportunities Holdings LLC, or the Sponsor, and certain of their transferees, (v) 11,030,000 Common Shares issued pursuant to certain subscription agreements to certain PIPE investors immediately prior to the closing on September 9, 2021 of the Company’s business combination with SOAC, at a purchase price of $10.00 per share, (vi) 131,178,480 Common Shares issued to certain shareholders of DeepGreen Metals Inc., a company existing prior to the Company’s business combination with SOAC on September 9, 2021, or DeepGreen, as part of the business combination, (vii) 77,277,244 Common Shares issuable to certain shareholders of DeepGreen upon the conversion of certain earnout shares issued as part of the business combination, (viii) 1,241,000 Common Shares issuable to the transferees of the Sponsor and their transferees upon the conversion of certain earnout shares issued as part of the business combination and (ix) 873,953 Common Shares issued to certain service providers to DeepGreen.

This Post-Effective Amendment No. 2 to Form S-1 on Form S-3, or the Post-Effective Amendment No. 2, is being filed by the Company (i) to convert the registration statement on Form S-1 into a registration statement on Form S-3 and (ii) to include updated information regarding the selling securityholders named in the prospectus, or the Selling Securityholders, including a reduction in the number of shares of Common Shares being offered by the Selling Securityholders to 253,964,997 Common Shares to reflect sales or other dispositions of such securities by the Selling Securityholders since the filing of the initial Registration Statement.

No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 23, 2022

PRELIMINARY PROSPECTUS

TMC THE METALS COMPANY INC.

Up to 253,964,997 Common Shares

Up to 9,500,000 Warrants

This prospectus relates to the issuance by us of up to an aggregate of 24,500,000 of our common shares, without par value, or the Common Shares, which consists of (i) up to 9,500,000 of Common Shares that are issuable upon the exercise of private placement warrants, or the Private Placement Warrants, originally issued in a private placement in connection with the initial public offering of our predecessor company, Sustainable Opportunities Acquisition Corp., or SOAC, at an exercise price of $11.50 per Common Share, and (ii) up to 15,000,000 Common Shares that are issuable upon the exercise of 15,000,000 warrants issued in connection with the initial public offering of SOAC, or the Public Warrants, and together with the Private Placement Warrants, the Warrants.

This prospectus also relates to the resale from time to time by the Selling Securityholders named in this prospectus, or the Selling Securityholders, of up to (i) 9,500,000 Private Placement Warrants, (ii) 9,500,000 Common Shares that may be issued upon exercise of the Private Placement Warrants, (iii) 11,578,620 Common Shares that may be issued upon exercise of the Allseas Warrant (as defined below), (iv) 6,759,000 Common Shares held by SOAC’s former directors, transferees of SOAC’s sponsor, Sustainable Opportunities Holdings LLC, or the Sponsor, and certain of their transferees, collectively, the Founder Shares, (v) 11,030,000 Common Shares issued pursuant to certain subscription agreements to certain investors, or the PIPE Investors, immediately prior to the Closing (as defined below) of the Business Combination (as defined below) on September 9, 2021, or the PIPE Financing, (vi) 131,178,480 Common Shares issued to certain shareholders of DeepGreen (as defined below) pursuant to the Business Combination Agreement (as defined below), (vii) 77,277,244 Common Shares issuable to certain shareholders of DeepGreen upon the conversion of DeepGreen Earnout Shares (as defined below) pursuant to the Business Combination Agreement, (viii) 1,241,000 Common Shares issuable to the transferees of the Sponsor and their transferees upon the conversion of Sponsor Earnout Shares (as defined below) and (ix) 873,953 Common Shares issued to certain service providers to DeepGreen.

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of Common Shares or Private Placement Warrants by the Selling Securityholders or of Common Shares by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants.

However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

We are registering certain of the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Common Shares and Public Warrants are listed on the Nasdaq Global Select Market under the symbols “TMC” and “TMCWW,” respectively. On November 22, 2022, the closing price of our Common Shares was $0.855 and the closing price for our Public Warrants was $0.14.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus and in the other documents that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                           , 2022.

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus or incorporated by reference in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the Securities and Exchange Commission, or SEC, or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent annual, quarterly and other filings with the SEC, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

About TMC the metals company Inc.

We are a deep-sea minerals exploration company focused on the collection and processing of polymetallic nodules found on the seafloor in international waters of the Clarion Clipperton Zone, or the CCZ, about 1,300 nautical miles south-west of San Diego, California. The CCZ is a geological submarine fracture zone of abyssal plains and other formations in the Eastern Pacific Ocean, with a length of around 7,240 km (4,500 miles) that spans approximately 4,500,000 square kilometers (1,700,000 sq. mi). Polymetallic nodules are discrete rocks that sit unattached to the seafloor, occur in significant quantities in the CCZ and have high concentrations of nickel, manganese, cobalt and copper in a single rock.

These four metals contained in the polymetallic nodules are critical for the transition to clean energy. Our resource definition work to date shows that nodules in our contract areas represent the world’s largest estimated undeveloped source of critical battery metals. If we are able to collect polymetallic nodules from the seafloor on a commercial scale, we plan to use such nodules to produce three types of metal products: (i) feedstock for battery cathode precursors (nickel and cobalt sulfates, or intermediate nickel-copper-cobalt matte) for electric vehicles, or EVs, and renewable energy storage markets, (ii) nickel-copper-cobalt matte and/or copper cathode for EV wiring, clean energy transmission and other applications and (iii) manganese silicate for manganese alloy production required for steel production. Our mission is to build a carefully managed shared stock of metal, which we refer to as a metals common, that can be used, recovered and reused for generations to come. Significant quantities of newly mined metal are required because existing metal stocks are insufficient to meet rapidly rising demand.

Exploration and exploitation of seabed minerals in international waters is regulated by the International Seabed Authority, or the ISA, an intergovernmental organization established pursuant to the 1994 Agreement Relating to the Implementation of the United Nations Convention on the Law of the Sea, or UNCLOS. The ISA grants contracts to sovereign states or to private contractors who are sponsored by a sovereign state. The ISA requires that a contractor obtains and maintains sponsorship by a host nation that is a member of the ISA and signatory to UNCLOS and such nation must maintain effective supervision and regulatory control over such sponsored contractor. The ISA has issued a total of 19 polymetallic nodule exploration contracts covering approximately 1.28 million km2, or 0.4% of the global seafloor, 17 of which are in the CCZ. We hold exclusive exploration and commercial rights to three of the 17 polymetallic nodule contract areas in the CCZ: two based on the ISA exploration contracts through our subsidiaries Nauru Ocean Resources Inc., or NORI, and Tonga Offshore Mining Limited, or TOML, sponsored by the Republic of Nauru and the Kingdom of Tonga, respectively, and exclusive commercial rights through our subsidiary, DeepGreen Engineering Pte. Ltd.’s, arrangement with Marawa Research and Exploration Limited, a company owned and sponsored by the Republic of Kiribati.

We have key strategic alliances with (i) Allseas Group S.A., a leading global offshore contractor, which developed a pilot collection system, which is expected to be modified into an initial smaller scale commercial production system and serve as the basis for the design of a full-scale commercial production system and (ii) Glencore International AG, or Glencore, which holds offtake rights to 50% of nickel and copper production from the NORI area. In addition, we have worked with an engineering firm Hatch Ltd. and consultants Kingston Process Metallurgy Inc. to develop a near-zero solid waste flowsheet. The pyrometallurgical stages of the flowsheet were tested as part of our pilot plant program at FLSmidth & Co. A/S’s and XPS Solutions’ (a Glencore subsidiary) facilities and bench-scale hydrometallurgical refining work is being carried out at SGS SA. The near-zero solid waste flowsheet provides a design that is expected to serve as the basis for our onshore processing facilities. In March 2022, we entered into a non-binding memorandum of understanding with Epsilon Carbon Pvt, LTD., or Epsilon Carbon, in which Epsilon Carbon expressed its intent to conduct pre-feasibility work to potentially finance, engineer, permit, construct and operate a commercial polymetallic nodule processing plant in India.

We are currently focused on applying for our first exploitation contract from the ISA on the NORI Area D contract area and, subject to regulatory review by the ISA, intend to start commercial production in 2024. To reach our objective, we are: (i) defining our resource and project economics, (ii) developing and testing an offshore nodule collection system, (iii) assessing the environmental, social and governance, or ESG, impacts of offshore nodule collection, and (iv) developing and testing onshore technology and system to process collected polymetallic nodules into a manganese silicate product, and an intermediate nickel-copper-cobalt matte product and/or end-products like nickel and cobalt sulfates, and copper cathode. We will need additional funding to reach our expected commercial production in 2024.

We are still in the exploration phase and have not yet declared mineral reserves. We have yet to obtain exploitation contracts from the ISA to commence commercial scale polymetallic nodule collection in the CCZ and have yet to obtain the applicable environmental permits and other permits required to build and operate commercial scale polymetallic nodule processing and refining plants on land.

Cautionary Statements Regarding the NORI Initial Assessment and TOML Mineral Resource Statement

We have estimated the size and quality of our resource in the NORI and TOML contracted areas in our SEC Regulation S-K (subpart 1300), referred to herein as the SEC Mining Rules, compliant Technical Report Summary - Initial Assessment, of the NORI Property, Clarion-Clipperton Zone, Pacific Ocean dated March 17, 2021, or the NORI Initial Assessment, and Technical Report Summary - TOML Mineral Resource, Clarion-Clipperton Zone, Pacific Ocean dated March 26, 2021, or the TOML Mineral Resource Statement, respectively, prepared by AMC Consultants Ltd., or AMC, each of which is filed as an exhibit to the registration statement to which this prospectus forms a part. We plan to continue to refine our resource estimate for the NORI and TOML areas and better resolve the project economics. The initial assessment included in the NORI Initial Assessment Report is a conceptual study of the potential viability of mineral resources in NORI Area D. This initial assessment indicates that development of the mineral resource in NORI Area D is potentially technically and economically viable; however, due to the preliminary nature of project planning and design, and the untested nature of the specific seafloor production systems at a commercial scale, economic viability has not yet been demonstrated.

The NORI Initial Assessment and TOML Mineral Resource Statement do not include the conversion of mineral resources to mineral reserves.

As used in this prospectus or in the applicable report summary, the terms “mineral resource,” “measured mineral resource,” “indicated mineral resource” and “inferred mineral resource”, as applicable, are defined and used in accordance with the SEC Mining Rules.

You are specifically cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves, as defined by the SEC. You are also cautioned that mineral resources do not have demonstrated economic value. Information concerning our mineral properties in the NORI and TOML Technical Report Summaries and in this prospectus includes information that has been prepared in accordance with the requirements of the SEC Mining Rules. Under SEC standards, mineralization, such as mineral resources, may not be classified as a “reserve” unless the determination has been made that the mineralization would be economically and legally produced or extracted at the time of the reserve determination. Inferred mineral resources have a high degree of uncertainty as to their existence and to whether they can be economically or legally commercialized. Under the SEC Mining Rules, estimates of inferred mineral resources may not form the basis of an economic analysis. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. A significant amount of exploration must be completed in order to determine whether an inferred mineral resource may be upgraded to a higher category. Therefore, you are cautioned not to assume that all or any part of an inferred mineral resource exists, that it can be economically or legally commercialized, or that it will ever be upgraded to a higher category. Approximately 97% of the NORI Area D resource is categorized as measured or indicated.

Likewise, you are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be upgraded to mineral reserves.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, as described under the caption “Incorporation of Documents by Reference” on page 42 of this prospectus.

Our Corporate Information

The Company was originally known as Sustainable Opportunities Acquisition Corp., or SOAC. On September 9, 2021, or the Closing Date, we consummated a business combination, or the Business Combination, pursuant to the terms of the business combination agreement, or the Business Combination Agreement, dated as of March 4, 2021, by and among SOAC, 1291924 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of British Columbia, Canada, and DeepGreen Metals Inc., a company existing under the laws of British Columbia, Canada, or DeepGreen. In connection with the closing of the Business Combination, or the Closing, SOAC changed its name to “TMC the metals company Inc.” Our principal executive offices are located at 595 Howe Street, 10th Floor, Vancouver, British Columbia V6C 2T5, and our telephone number is (574) 252-9333. Our website address is www.metals.co. The information contained on, or that can be accessed through, our website is not and shall not be deemed to be part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our Common Shares or other securities.

All service marks, trademarks and trade names appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

THE OFFERING

Issuer	TMC the metals company Inc.
Issuance of Common Shares
Common Shares to be issued upon exercise of all Private Placement Warrants and Public Warrants	24,500,000 shares
Common Shares outstanding prior to exercise of all Warrants	265,532,666 shares(1)
Use of proceeds

We will receive up to an aggregate of approximately $281,750,000 from the exercise of all 24,500,000 Warrants, assuming the exercise in full of such Warrants for cash.

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes.

Resale of Common Shares and Warrants

Common Shares offered by the Selling Securityholders (representing the Founder Shares, Common Shares that may be issued upon exercise of the Private Placement Warrants, Common Shares issued in the PIPE Financing, Common Shares issued or issuable to certain shareholders of DeepGreen pursuant to the Business Combination Agreement, including Common Shares that may be issued upon the conversion of DeepGreen Earnout Shares, Common Shares issuable upon the conversion of Sponsor Earnout Shares and Common Shares issued to certain service providers to DeepGreen)

253,964,997 Common Shares
Warrants offered by the Selling Securityholders (representing the Private Placement Warrants)	9,500,000 Private Placement Warrants
Exercise price	$11.50 per share, subject to adjustment as described herein
Redemption	The Warrants are redeemable in certain circumstances. See “Description of Securities — Warrants” for further discussion.
Use of proceeds	We will not receive any proceeds from the sale of the Common Shares and Warrants to be offered by the Selling Securityholders. With respect to Common Shares underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash.

Lock-up agreements	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Plan of Distribution — Amended and Restated Registration Rights Agreement” for further discussion.
Ticker symbols	“TMC” and “TMCWW” for the Common Shares and Public Warrants, respectively.
(1)	Represents the number of Common Shares outstanding as of November 1, 2022. The number of issued and outstanding Common Shares does not include the Common Shares reserved for issuance under the TMC Incentive Equity Plan or the TMC 2021 Employee Stock Purchase Plan, or reserved for issuance upon conversion of the Special Shares (as defined below).

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties and all other information, documents or reports included or incorporated by reference in this prospectus and, if applicable, any prospectus supplement or other offering materials, including the risks and uncertainties discussed under “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, which are incorporated by reference in this prospectus, and any updates to those risk factors included from time to time in our periodic and current reports filed with the SEC and incorporated by reference in this prospectus. Our business, financial condition or results of operations could be harmed by any of these risks. As a result, you could lose some or all of your investment in our securities. Additional risks not currently known to us or other factors not perceived by us to present significant risks to our business at this time also may impair our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “targets,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and incorporated by reference in this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The sections in our periodic reports, including our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q or our Current Reports on Form 8-K, entitled “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this prospectus and the other documents or reports incorporated by reference in this prospectus, discuss some of the factors that could contribute to these differences. These forward-looking statements include, among other things, statements about:

•	our use of the net proceeds from this offering;

•	the commercial and technical feasibility of seafloor polymetallic nodule collection and processing;

•	our and our partners’ development and operational plans, including with respect to the planned uses of polymetallic nodules, where and how nodules will be obtained and processed, the expected environmental, social and governance impacts thereof and our plans to assess these impacts and the timing and scope of these plans, including the timing and expectations with respect to our receipt of exploitation contracts and our potential commercialization plans;

•	the supply and demand for battery metals and battery cathode feedstocks, copper cathode and manganese ores;

•	the future prices of battery metals and battery cathode feedstocks, copper cathode and manganese ores;

•	the timing and content of ISA’s final exploitation regulations that will create the legal and technical framework for exploitation of polymetallic nodules in the CCZ;

•	government regulation of mineral extraction from the deep seafloor and changes in mining laws and regulations;

•	technical, operational, environmental, social and governance risks of developing and deploying equipment to collect polymetallic nodules at sea and to process such nodules on land;

•	the sources and timing of potential revenue as well as the timing and amount of estimated future production, costs of production, other expenses, capital expenditures and requirements for additional capital;

•	cash flow provided by operating activities;

•	the expected activities of our partners under our key strategic relationships;

•	the sufficiency of our cash on hand to meet our working capital and capital expenditure requirements and the need for additional financing;

•	the recently announced private placement financing, including the timing of receipt, and amount, of expected proceeds therefrom;

•	our ability to raise financing in the future and the nature of such financings;

•	any litigation to which we are a party;

•	claims and limitations on insurance coverage;

•	our plans to mitigate our material weaknesses in our internal control over financial reporting;

•	the restatement of our financial statements;

•	geological, metallurgical and geotechnical studies and opinions;

•	mineral resource estimates;

•	our status as an emerging growth company, non-reporting Canadian issuer and passive foreign investment company;

•	infrastructure risks;

•	dependence on key management personnel and executive officers;

•	political and market conditions beyond our control;

•	COVID-19 and the impact of the COVID-19 pandemic on our business; and

•	our financial performance.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this prospectus and in the documents incorporated by reference in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. For a summary of such factors, please refer to the section entitled “Risk Factors” in this prospectus, as updated and supplemented by the discussion of risks and uncertainties under “Risk Factors” contained in any supplements to this prospectus and in our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q or our Current Reports on Form 8-K, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference. The information contained in this document is believed to be current as of the date of this document. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

All of the Common Shares and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $281,750,000 from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders of up to 253,964,997 of our Common Shares and up to 9,500,000 Private Placement Warrants. The Selling Securityholders may from time to time offer and sell any or all of the Common Shares and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Common Shares or Private Placement Warrants other than through a public sale. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Common Shares or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Shares and warrants in transactions exempt from the prospectus or registration requirements of the Securities Act or applicable Canadian securities law after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

The following table is prepared based on information provided to us by the Selling Securityholders. It sets forth the name and address of each of the Selling Securityholders, the aggregate number of Common Shares and Private Placement Warrants that the Selling Securityholders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Securityholders both before and after the offering. We have based the percentage ownership prior to this offering on 265,529,989 Common Shares and 9,500,000 Private Placement Warrants outstanding, in each case as of September 30, 2022. In calculating percentages of Common Shares owned by a particular Selling Securityholder, we treated as outstanding the number of Common Shares issuable upon exercise of that particular Selling Securityholder’s warrants or options, if any, and did not assume the exercise of any other Selling Securityholder’s warrants or options. The following tables do not reflect the beneficial ownership of any Common Shares issuable upon exercise of warrants, options or Special Shares unless such securities are exercisable or convertible within 60 days of September 30, 2022.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The Common Shares issuable upon conversion of the Special Shares are not beneficially owned by any of the Selling Securityholders and are excluded from the beneficial ownership columns in the table below since the conversions of such Special Shares are subject to the Common Share trading price thresholds described herein. We have included a separate column for the Common Shares issuable upon conversion of the Special Shares. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of securities registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such securities in this offering. See “Plan of Distribution.”

	Common Shares Beneficially Owned Prior to this Offering		Shares Issuable Upon Conversion of Special	Private Placement Warrants Beneficially Owned prior to this Offering		Number of Common Shares Being	Number of Private Placement Warrants Being	Common Shares Beneficially Owned After the Offered Common Shares are Sold		Private Placement Warrants Beneficially Owned After the Offered Warrants are Sold
Selling Securityholders	Shares	Percent	Shares	Warrants	Percent	Offered	Offered	Shares	Percent	Warrants	Percent
Gerard Barron	18,977,700	7.0%	8,370,973	89,394	*	22,717,557	89,394	4,720,510	1.8%	-	-
Andrei Karkar	52,671,971	19.8%	23,341,299	1,414,716	14.9%	65,126,881	1,414,716	12,301,105	4.6%	-	-
Paul Matysek	2,425,858	*	720,326	-	-	1,943,083	-	584,720	*	-	-
Brian Paes-Braga	4,699,324	1.8%	341,044	-	-	919,975	-	1,562,500	*	-	-
Dr. Gregory Stone	1,485,599	*	19,482	-	-	52,558	-	1,452,523	*	-	-
Erika Ilves	1,772,282	*	127,890	-	-	344,989	-	1,524,501	*	-	-
Craig Shesky	642,150	*	181,887	-	-	490,649	-	333,388	*	-	-
Maersk Supply Service A/S	20,820,816	7.8%	12,265,560	-	-	33,086,376	-	-	-	-	-
JOZEM Pty Ltd as trustee of the O’Sullivan Family Trust No. 1	575,110	*	338,796	-	-	913,906	-	-	-	-	-
WTP Capital Corp.	57,893	*	34,101	-	-	91,994	-	-	-	-	-
Valola Holdings Corp.	2,500,000	*	1,535,004	-	-	1,535,004	-	2,500,000	*	-	-

	Common Shares Beneficially Owned Prior to this Offering		Shares Issuable Upon Conversion of Special	Private Placement Warrants Beneficially Owned prior to this Offering		Number of Common Shares Being	Number of Private Placement Warrants Being	Common Shares Beneficially Owned After the Offered Common Shares are Sold		Private Placement Warrants Beneficially Owned After the Offered Warrants are Sold
Selling Securityholders	Shares	Percent	Shares	Warrants	Percent	Offered	Offered	Shares	Percent	Warrants	Percent
Tayla Saad	-	*	1,023,143	-	-	1,023,143	-	-	-	-	-
Bedrock Capital Corp	618,381	*	364,284	-	-	982,665	-	-	-	-	-
David Walch	135,786	*	68,207	-	-	203,993	-	-	-	-	-
Peter Jon Deschenes, Jr	275,000	*	-	-	-	25,000	-	250,000	*	-	-
Blue Dragons AG	500,000	*	-	-	-	500,000	-	-	-	-	-
Greg Upson	5,000	*	-	-	-	5,000	-	-	-	-	-
Justin Gmelich	905,617	*	-	-	-	395,000	-	-	-	-	-
Daniel Ehrmann	27,367	*	10,226	-	-	37,593	-	-	-	-	-
Nico Guardans	170,786	*	68,207	-	-	238,993	-	-	-	-	-
Sea Otter Securities Group LLC	400,000	*	-	-	-	400,000	-	-	-	-	-
Sigsbee Investments LLC	2,939,418	1.1%	1,142,510	-	-	4,081,928	-	-	-	-	-
VPF Delphi Global	1,480,000	*	-	-	-	1,480,000	-	-	-	-	-
The Justin Gmelich 2012 Family Trust	510,617	*	300,800	-	-	811,417	-	-	-	-	-
Helena Lupas	15,341	*	9,033	-	-	24,374	-	-	-	-	-
Dora Lupas	15,341	*	9,033	-	-	24,374	-	-	-	-	-
Argentum Cedit Virtuti	1,000,000	*	-	-	-	1,000,000	-	-	-	-	-
Allseas Group SA	34,280,268	12.9%	8,336,743	-	-	36,367,011	-	6,250,000	2.4%	-	-
Majid Fahad M Alghaslan	4,011,000	1.5%	-	-	-	200,000	-	3,811,000	1.4%	-	-
Portline Holdings Investments Limited	100,000	*	-	-	-	100,000	-	-	-	-	-
Deepak Natarajan	58,596	*	22,734	-	-	81,330	-	-	-	-	-
Isaac Barchas	30,000	*	25,900	-	-	55,900	-	-	-	-	-
The Justin and Susan Kelly Foundation	30,000	*	-	-	-	30,000	-	-	-	-	-
Richard W. Gaenzle Jr	30,000	*	-	-	-	30,000	-	-	-	-	-
1290533 B.C. Ltd	7,394,879	2.8%	4,356,328	-	-	11,751,207	-	-	-	-	-
Andrew Carlyle Greig	4,812,743	1.8%	2,412,848	-	-	6,508,675	-	716,916	*	-	-
Sterling Securities Int. Ltd	1,262,208	*	743,566	-	-	2,005,774	-	-	-	-	-
Aequanimitas Limited Partnership	919,530	*	995,859	2,650,853	27.9%	1,915,389	-	-	-	2,650,853	27.9%
South Lake One LLC	12,284,667	4.6%	1,496,537	-	-	4,036,923	-	9,744,281	3.7%	-	-
Cadence Capital Limited	2,995,000	1.1%	1,029,962	-	-	1,774,962	-	2,250,000	*	-	-
Cadence Global Pty Limited	2,026,258	*	1,193,670	-	-	3,219,928	-	-	-	-	-
Glencore International AG	2,315,724	*	1,364,190	-	-	3,679,914	-	-	-	-	-
Windward Prospects Limited	7,440,642	2.8%	4,383,288	-	-	11,823,930	-	-	-	-	-
$PTY Limited ATP #1 Fund	567,352	*	334,226	-	-	901,578	-	-	-	-	-
Wimbledon Investments PTY Limited ATF Deakin Fund	567,644	*	335,488	-	-	903,132	-	-	-	-	-
Nomura Securities International, Inc.	787,962	*	-	-	-	787,962	-	-	-	-	-
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	36,361	*	-	-	-	36,361	-	-	-	-	-
Fasken Martineau DuMoulin LLP	14,630	*	-	-	-	14,630	-	-	-	-	-
Wedbush Securities Inc.	10,000	*	-	-	-	10,000	-	-	-	-	-
Northland Securities, Inc.	25,000	*	-	-	-	25,000	-	-	-	-	-
LSS Sustainable SPAC, LLC	3,786,334	1.4%	704,580	5,265,360	55.4%	9,756,274	5,265,360	-	-	-	-
Scott Edward Leonard	25,009	*	202,557	35,625	*	263,191	35,625	-	-	-	-
Gina Thomas Stryker	446,929	*	83,166	614,277	6.5%	1,144,372	614,277	-	-	-	-
David Quiram	151,795	*	28,247	177,768	1.9%	357,810	177,768	-	-	-	-
Gina Quiram	143,459	*	26,696	165,893	1.7%	336,048	165,893	-	-	-	-
Susan Tanski	149,319	*	27,786	205,009	2.2%	382,114	205,009	-	-	-	-
Arthur Wong	120,959	*	22,509	165,893	1.7%	309,361	165,893	-	-	-	-
James Sheridan	25,009	*	19,352	143,953	1.5%	188,314	143,953	-	-	-	-
Justin Kelly Revocable Trust	45,000	*	8,374	50,000	*	103,374	50,000	-	-	-	-
Michael J. Schlembach	-	-	6,699	-	-	6,699	-	-	-	-	-
Strickland 2004 Family Trust	18,000	*	3,350	24,687	*	46,037	24,687	-	-	-	-
Ashwin Verma	18,000	*	3,350	24,687	*	46,037	24,687	-	-	-	-
Kenna Gursel	20,000	*	3,350	24,687	*	46,037	24,687	2,000	*	-	-
WILLIAMS IRAT, MICHAEL	5,815	*	1,082	8,342	*	15,239	8,342	-	-	-	-
M. Patrick Williams	15,846	*	2,949	21,732	*	40,527	21,732	-	-	-	-
Allan Duncan	2,700	*	502	3,703	*	6,905	3,703	-	-	-	-
Jay Allen Bys	9,000	*	1,675	12,343	*	23,018	12,343	-	-	-	-
Timothy A. Welsh	16,673	*	3,103	23,750	*	43,526	23,750	-	-	-	-
RVA2LGA Investors LLC	83,363	*	15,513	118,750	1.3%	217,626	118,750	-	-	-	-
Magnetar Financial LLC	135,049	*	50,260	320,625	3.4%	505,934	320,625	-	-	-	-
Charlote Barron	396,538	*	-	89,394	*	136,832	89,394	349,100	*	-	-
Claudia Barron	389,632	*	-	89,394	*	136,832	89,394	342,194	*	-	-
Lydia Barron	489,338	*	-	89,394	*	136,832	89,394	441,900	*	-	-

*	Denotes less than 1%.

**	Certain Selling Securityholders may be deemed to beneficially own other shares reported herein.

(1)	Unless otherwise indicated, the business address of each of these holders is c/o TMC the metals company Inc., 595 Howe Street, 10th Floor, Vancouver, British Columbia, Canada V6C 2T5.
(2)	Represents (i) 14,639,239 Common Shares, (ii) 4,078,044 Common Shares that are issuable upon exercise of options that are exercisable within 60 days of September 30, 2022, and (iii) 260,417 restricted stock units, or the RSUs, each representing the right to receive one Common Share upon vesting, that are exercisable within 60 days of September 30, 2022. Does not include (i) 2,275,334 Common Shares underlying options that are not exercisable within 60 days of September 30, 2022, and (ii) 520,833 RSUs that are not exercisable within 60 days of September 30, 2022.
(3)	Represents (i) 51,955,976 Common Shares held by ERAS Capital LLC, or ERAS, (ii) 642,613 Common Shares that are issuable upon exercise of options that are exercisable within 60 days of September 30, 2022 held by Mr. Karkar, and (iii) 73,382 RSUs that are exercisable within 60 days of September 30, 2022. ERAS also holds 1,414,716 warrants to purchase 1,414,716 Common Shares. Does not include 126,407 Common Shares underlying options that are not exercisable within 60 days of September 30, 2022 held by Mr. Karkar. Mr. Karkar has voting and dispositive control over the securities held by ERAS and therefore Mr. Karkar may be deemed to have beneficial ownership of the shares held by ERAS.

(4)	Represents (i) 1,322,757 Common Shares, (ii) 618,381 Common Shares held by Bedrock Capital Corp., and (iii) 484,720 Common Shares that are issuable upon exercise of options that are exercisable within 60 days of September 30, 2022. Does not include 101,126 Common Shares underlying options that are not exercisable within 60 days of September 30, 2022. Mr. Matysek has voting and investment power over the shares held by Bedrock Capital Corp. The business address of such holder is 5603 - 1480 Howe Street, Vancouver, British Columbia, Canada V6Z 0G5.
(5)	Does not include 126,407 Common Shares underlying options that are not exercisable within 60 days of September 30, 2022. Mr. Paes-Braga has voting and investment power over the shares held by WTP Capital Corp. and Valola Holdings Corp. The business address of such holder is 5603 - 1480 Howe Street, Vancouver, British Columbia, Canada V6Z 0G5.
(6)	Represents (i) 109,903 Common Shares, (ii) 1,323,613 Common Shares that are issuable upon exercise of options that are exercisable within 60 days of September 30, 2022, and (iii) 52,083 RSUs that are exercisable within 60 days of September 30, 2022. Does not include (i) 505,630 Common Shares underlying options that are not exercisable within 60 days of September 30, 2022, and (ii) 104,167 RSUs that are not exercisable within 60 days of September 30, 2022.
(7)	Represents (i) 301,398 Common Shares, (ii) 30,682 Common Shares held of record by Ms. Ilves’ children, Helena Lupas and Dora Lupas, (iii) 1,362,077 Common Shares that are issuable upon exercise of options that are exercisable within 60 days of September 30, 2022, and (iv) 78,125 RSUs that are exercisable within 60 days of September 30, 2022. Does not include (i) 1,011,259 Common Shares underlying options that are not exercisable within 60 days of September 30, 2022, and (ii) 156,250 RSUs that are not exercisable within 60 days of September 30, 2022. Ms. Ilves disclaims ownership over the shares held by her children, Helena Lupas and Dora Lupas.
(8)	Represents (i) 428,941 Common Shares, (ii) 135,084 Common Shares that are issuable upon exercise of options that are exercisable within 60 days of September 30, 2022, and (iii) 78,125 RSUs that are exercisable within 60 days of September 30, 2022. Does not include (i) 522,981 Common Shares underlying options that are not exercisable within 60 days of September 30, 2022, and (ii) 156,250 RSUs that are not exercisable within 60 days of September 30, 2022.
(9)	The shares reported herein are held directly by Maersk Supply Services A/S, a wholly-owned subsidiary of A.P. Moller - Maersk A/S. A.P. Moller Holding A/S controls a majority of the outstanding equity interests and voting power of A.P. Moller - Maersk A/S. A.P. Moller Holding A/S is a wholly-owned subsidiary of A.P. Moller og Hustru Chastine Mc-Kinney Mollers Fond til almene Formaal, or the Moller Foundation. Ane Maersk Mc Kinney Uggla, Brigitte Possing, Lars-Erik Brenoe, Alette Maersk Mc-Kinney Sorensen and Claus Michael Valentin Hemmingsen, directors of the Moller Foundation, have voting and investment control over the shares held by Maersk Supply Service A/S. The business address of such holder is Esplanaden 50 Copenhagen K, DK-1098 Denmark. Maersk Supply Service A/S is a subsidiary of AP Moller-Maersk A/S.
(10)	Anthony O’Sullivan has voting and investment control over the shares held by JOZEM Pty Ltd. The business address of such holder is 19 Tennyson Street, Bulimba, Queensland 4171.
(11)	Mr. Paes-Braga has voting and investment power over the shares held by WTP Capital Corp. The business address of such holder is 1000-595 Howe Street, Vancouver, British Columbia, Canada V6C 2T5.
(12)	Mr. Paes-Braga has voting and investment power over the shares held by Valola Holdings Corp. The business address of such holder is One Nexus Way, Camana Bay, Grand Cayman, Cayman Islands KY1-9005.
(13)	The business address of such holder is 7 West Quay Road, Marina Residential Estate, 206 Pembroke Block C, Waterfront, Cape Town, South Africa 8001.
(14)	Mr. Matysek has voting and investment power over the shares held by Bedrock Capital Corp. The business address of such holder is 5603 - 1480 Howe Street, Vancouver, British Columbia, Canada V6Z 0G5.
(15)	The business address of such holder is c/o King Street, 299 Park Avenue, 40th Floor, New York, New York 10171.
(16)	The business address of such holder is 115 East 67th Street, Apartment 4B, New York, New York 10065.

(17)	Christian Bolleter and Johannes Matt are each Directors of Blue Dragons AG, or Blue Dragons, and may be deemed to have voting and investment power over the shares held by Blue Dragons. The business address of such holder is Essanestrasse 91, Eschen, Liechtenstein 9492.
(18)	The business address of such holder is 3270 Mathers Avenue, West Vancouver, British Columbia, Canada V7V 2K5.
(19)	The business address of such holder is c/o King Street, 299 Park Avenue, 40th Floor, New York, New York 10171.
(20)	The business address of such holder is 316 West 36th Street, Apartment 10A, New York, New York 10018.
(21)	The business address of such holder is Flat 6, 46 Pont Street, London, United Kingdom SW1X 0AD.
(22)	Sea Otter Securities Group is a registered broker-dealer and FINRA member. Peter Smith, Peter Wisniewski and Nick Fahey may be deemed to have voting and investment power over the shares held by Sea Otter Securities Group. The business address of such holder is 107 Grand Street, 7th Floor, New York, New York 10013.
(23)	Brian J. Higgins may be deemed to have voting and investment power over the shares held by Sigsbee Investments LLC. The business address of such holder is c/o King Street, 299 Park Avenue, 40th Floor, New York, New York 10171.
(24)	Tian Tollefsen, Portfolio Manager of VPF Delphi Global, or VPF Global, may be deemed to have voting and investment power over the shares held by VPF Global. The business address of such holder is Professor Kohts vei 9, Lysaker, Norway 1327.
(25)	Mr. Gmelich may be deemed to have voting and investment power over the shares held by the Justin Gmelich 2012 Family Trust. The business address of such holder is c/o King Street, 299 Park Avenue, 40th Floor, New York, New York 10171.
(26)	The business of such holder is Apartment 6403, Jaddaf Waterfront Tower D1, Dubai, United Arab Emirates.
(27)	Mr. Edward Heerema may be deemed to have voting and investment power over the shares held by Argentum Cedit Virtuti. The business address of such holder is 18 Route de Pra de Plan, Case Postale, 411 1618 Chatel-Saint-Denis, Switzerland.
(28)	Represents (i) 22,701,648 Common Shares and (ii) 11,578,620 Common Shares issuable upon exercise of the Allseas Warrant. Does not include an aggregate of 10,850,000 Common Shares the Company intend to issue to Allseas Group SA as the third and final $10 million milestone payment as described in the original and amended Pilot Mining Test Agreement and a $850,000 payment for additional costs related to the successful completion of pilot collection system trials. Mr. Edward Heerema, the Administrateur President of Allseas, has sole authority over Allseas. Mr. Heerema, Allseas Investments S.A., or Allseas Investments, the majority parent of Allseas, Argentum Cedit Virtuti GCV, or ACV, the parent of Allseas Investments, and Stichting Administratiekantoor Aequa Lance Foundation, the parent of ACV, may be deemed to have beneficial ownership of the shares owned by Allseas. The business address of such holder is 18 Route de Pra de Plan, Case Postale, 411 1618 Chatel-Saint-Denis, Switzerland.
(29)	The business address of such holder is 18th Floor, Al Subaeie Tower, 5316 Street Prince Faisal Ibn Fahd Road, Khobar, Eastern Province, Kingdom of Saudi Arabia.
(30)	Angela On Kei Leong, Ambrose So and Avraham Malamud may be deemed to have voting and investment power over the shares held by Portline Holdings Investments Limited. The business address of such holder is Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.
(31)	The business address of such holder is 902 Blanco Street, Austin, Texas 78703.
(32)	The business address of such holder is c/o The Foundation Source, 501 Silverside Road, Wilmington, Delaware 19809.
(33)	The business address of such holder is c/o Sustainable Opportunities Acquisition Corp., 1601 Bryan Street, Suite 4141, Dallas, Texas 75201.
(34)	Mr. David J. Foley may be deemed to have voting and investment power over the shares held by 1290533 B.C. Ltd. The business address of such holder is 38 Prince Arthur Avenue, Toronto Ontario, Canada M5R 1A9.
(35)	Represents (i) 4,095,827 Common Shares and (ii) 716,916 Common Shares that are issuable upon exercise of options that are exercisable within 60 days of September 30, 2022. The business address of such holder is 16/1 MacQuarie Street, Teneriffe, QLD 4005 Australia.
(36)	Isidoro Quiroga Cortés, in his capacity as the sole limited partner of Aequanimitas Limited Partnership, or Aequanimitas, and the manager of Aequanimitas’s general partner, may be deemed to have voting and dispositive power with respect to the securities held by Aequanimitas. The business address of such holder is Presidente Riesco 5711 office 1603 Las Condes, Santiago, Chile.

(37)	Isidoro Quiroga Cortés, María Victoria Quiroga Moreno, Martín Guiloff Salvador and Felipe Correa Gonzȧlez, in their capacity as members of the board of managers, may be deemed to have voting and dispositive power with respect to the securities held by South Lake One LLC. The business address of such holder is Presidente Riesco 5711 office 1603 Las Condes, Santiago, Chile.
(38)	Cadence Capital Limited, or Cadence Capital, is a company listed on the Australian Securities Exchange. The business address of such holder is Level 11, 131 Macquarie Street, Sydney, NSW 2000 Australia.
(39)	Cadence Global Pty Limited, or Cadence Global, is a 100% owned subsidiary of Cadence Capital, which is a company listed on the Australian Securities Exchange. Cadence Global disclaims beneficial ownership of its shares to Cadence Capital. The business address of such holder is Level 11, 131 Macquarie Street, Sydney, NSW 2000 Australia.
(40)	Glencore International AG is owned by Glencore plc, a publically listed entity on the London Stock Exchange. The business address of such holder is Baarermattstrasse 3, Baar, Zug, Switzerland 6340.
(41)	David Heydon may be deemed to have voting and investment power over the shares held by $ PTY Limited ATP #1 Fund. The business address of such holder is 88 Stanmere Street, Carindale, QLD 4152 Australia. Mr. Heydon disclaims beneficial ownership over the shares held by Wimbledon Investments PTY Limited ATF Deakin Fund, which is controlled by his wife, Janis Heydon.
(42)	Janis Heydon may be deemed to have voting and investment power over the shares held by Wimbledon Investments PTY Limited ATF Deakin Fund. The business address of such holder is 88 Stanmere Street, Carindale, QLD 4152 Australia. Ms. Heydon disclaims beneficial ownership over the shares held by $ PTY Limited ATP #1 Fund, which is controlled by her husband, David Heydon.
(43)	Nomura Securities International, Inc. is a registered broker-dealer and FINRA member. Received such Common Shares as consideration for advisory and placement agent services rendered in connection with the Business Combination.
(44)	Received such Common Shares in lieu of fees for professional services rendered in connection with the Business Combination.
(45)	Received such Common Shares in lieu of fees for professional services rendered in connection with the Business Combination.
(46)	Wedbush Securities Inc. is a registered broker-dealer and FINRA member. Received such Common Shares as consideration for advisory and placement agent services rendered in connection with the Business Combination.
(47)	Northland Securities, Inc. is a registered broker-dealer and FINRA member. Received such Common Shares as consideration for advisory and placement agent services rendered in connection with the Business Combination.
(48)	Scott Honour may be deemed to have voting and investment power over the shares held by LSS Sustainable SPAC, LLC. The business address of such holder is 315 Lake St E, Ste 301, Wayzata, MN 55391.
(49)	Represents 25,009 Common Shares held by Scott E. Leonard IRA. Mr. Leonard may be deemed to have voting and investment power over the shares held by Scott E. Leonard IRA. The business address of such holder is 3816 Hanover St., Dallas, Texas 75225.
(50)	Represents (i) 151,585 Common Shares held by Gina Thomas Stryker, (ii)147,672 Common Shares held by Gina Thomas Stryker 2008 Children’s Trust U/A DTD 12/09/2008 JRT and (iii) 147,672 Common Shares held by Gina Thomas Stryker 2008 Children’s Trust U/A DTD 12/09/2008 MET. Gina Thomas Stryker Ms. Stryker is the trustee of each of these trusts. The business address of such holder is 1239 W. Bell St., Houston, TX 77019.
(51)	Represents (i) 143,459 Common Shares held by David Quiram and (ii) 8,336 Common Shares held by QUIRAM ROTH/IRA, DAVID J. David Quiram may be deemed to have voting and investment power over the shares held by QUIRAM ROTH/IRA, DAVID J. The business address of such holder is 6707 Lake Circle Dr., Dallas, TX 75214.
(52)	The business address of such holder is 3990 Vitruvian Way, Apt. 1263, Addison, TX 75001.
(53)	Represents (i) 145,151 Common Shares held by Susan Tanski and (ii) 4,168 Common Shares held by Susan B. Tanski BENE. Susan Tanski may be deemed to have voting and investment power over the shares held by Susan B. Tanski BENE. The business address of such holder is 2155 Washington Ct. Apt. 504, Miami Beach, FL 33139.
(54)	The business address of such holder is 123 Linden Avenue, Atherton, CA 94027.

(55)	Represents 25,009 Common Shares held by SHERIDAN III IRAT, JAMES J. James J. Sheridan may be deemed to have voting and investment power over the shares held by SHERIDAN III IRAT, JAMES J. The business address of such holder is 651 Bastrop Rd, Lucas, TX 75002.
(56)	The business address of such holder is 3100 Maplewood Road, Wayzata, MN 55391.
(57)	The business address of such holder is 7942 Cooper Road, Cincinnati, OH 45242.
(58)	Warren L. Strickland Jr. may be deemed to have voting and investment power over the shares held by Strickland 2004 Family Trust. The business address of such holder is 28 Edge Hill Drive, Dallas, TX 75248-7915.
(59)	The business address of such holder is 1555 Elm St. Apt# 3103, Dallas, TX 75201.
(60)	The business address of such holder is 2539 Telegraph Ave, APT 601, Berkeley, CA 94704.
(61)	Michael Patrick Williams may be deemed to have voting and investment power over the shares held by WILLIAMS IRAT, MICHAEL. The business address of such holder is 110 Wilmington Ct., Southlake, TX 76092.
(62)	The business address of such holder is 110 Wilmington Ct., Southlake, TX 76092.
(63)	The business address of such holder is 3404 Drexel Dr., Dallas, Texas 75205.
(64)	The business address of such holder is 9 Pintail Point, Heath, TX 75032.
(65)	The business address of such holder is 484 Mississippi River Blvd. S., St. Paul, MN 55116.
(66)	The business address of such holder is 4 Ampthill Road, Richmond, VA 23226.
(67)	Represents (i) 69,415 Common Shares held by Magnetar Constellation Master Fund, LTD., (ii) 18,772 Common Shares held by Magnetar Constellation Master Fund II, LTD, (iii) 19,042 Common Shares held by Magnetar SC Fund LTD, and (iv) 27,820 Common Shares held by Magnetar Structured Credit Fund, LP. Magnetar Financial LLC, a Delaware limited liability company, or Magnetar Financial, shares voting and dispositive power with Magnetar Capital Partners LP, Supernova Management LLC and David J. Snyderman with regard to the shares held by Magnetar Constellation Master Fund, LTD, Magnetar Constellation Fund II, LTD and Magnetar SC Fund LTD, all Cayman Islands exempted companies, collectively the Magnetar Funds. Magnetar Financial serves as the investment adviser to the Magnetar Funds, and as such, Magnetar Financial exercises voting and investment power over the common Shares held for the Magnetar Funds’ accounts. Magnetar Capital Partners LP serves as the sole member and parent holding company of Magnetar Financial. Supernova Management LLC is the general partner of Magnetar Capital Partners LP. The manager of Supernova Management LLC is David J. Snyderman. The address of the principal business office of each of Magnetar Financial, Magnetar Capital Partners LP, Supernova Management LLC and David J. Snyderman is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 9,500,000 of our Common Shares issuable upon the exercise of the Private Placement Warrants and 15,000,000 of our Common Shares issuable upon the exercise of the Public Warrants. We are also registering the resale by the Selling Securityholders of up to 9,500,000 Private Placement Warrants and up to 253,964,997 of our Common Shares.

The Selling Securityholders may offer and sell, from time to time, their respective Common Shares, and Private Placement Warrants covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of the Selling Securityholders;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or agents;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions; and

•	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions.

The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Certain of our stockholders have entered into lock-up agreements.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Private Placement Warrants or Public Warrants may exercise its Private Placement Warrants or Public Warrants in accordance with the Warrant agreements on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Private Placement Warrants or Public Warrants, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Private Placement Warrants or Public Warrants, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant agreements.

We have agreed to indemnify certain of the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law.

We have agreed with certain Selling Securityholders pursuant to the Amended and Restated Registration Rights Agreement (as defined below) to use our commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as all securities covered by this prospectus have been sold or otherwise cease to be registrable securities.

We have also agreed with the PIPE investors pursuant to the subscription agreements for the PIPE Financing to cause the registration statement to remain effective until the earlier of (i) three years from the effective date of the registration statement, (ii) the date the Selling Securityholder ceases to hold the shares covered by the registration statement or (iii) the first date on which the Selling Securityholder can sell all of its shares under Rule 144 of the Securities Act without restriction.

Amended and Restated Registration Rights Agreement

At the Closing, the Company, the initial shareholders, including the Sponsor, or the Sponsor Group Holders, and certain holders of DeepGreen securities immediately prior to the Closing Date, or the DeepGreen Holders, entered into an amended and restated registration rights agreement, or the Amended and Restated Registration Rights Agreement, pursuant to which, among other things, the Sponsor Group Holders and the DeepGreen Holders were granted certain registration rights with respect to their respective Common Shares on the terms and subject to the conditions therein. The Sponsor Group Holders and the DeepGreen Holders also agreed not to effect any sale or distribution of certain equity securities of the Company held by them during the period ending on the earlier of (A) 180 days after the Closing, which ended on March 8, 2022 and (B) the date on which (x) the Common Shares have traded at a price that is greater than or equal to $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) during any 20 trading days within any 30 consecutive trading days after the Closing, or (y) we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our public stockholders having the right to exchange their Common Shares for cash, securities or other property. Certain Common Shares held by the Sponsor Group Holders shall not be offered, sold, pledged or distributed for periods of six months, which ended on March 8, 2022 or twelve months, which ended on September 5, 2022, as applicable, and certain Common Shares held by the DeepGreen Holders shall not be offered, sold, pledged or distributed for periods of six months, which ended on March 8, 2022, or eighteen months, as applicable, subject to the exceptions described in the Amended and Restated Registration Rights Agreement.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the authorized capital of TMC the metals company Inc. (formerly Sustainable Opportunities Acquisition Corp.) and other securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the notice of articles and articles of TMC the metals company Inc., or Notice and Articles, and the provisions of applicable law, including the Business Corporations Act (British Columbia), or BCBCA, and the warrant-related documents described herein, each of which are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and certain provisions of British Columbia law. We urge you to read each of the Notice and Articles and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities. Unless the context requires otherwise, all references to “we”, “us,” “our,” the “Company” and “TMC” in this section refer solely to TMC the metals company Inc. (formerly Sustainable Opportunities Acquisition Corp.) and not to our subsidiaries.

Authorized Share Capital

We are authorized to issue (a) an unlimited number of Common Shares, without par value, or Common Shares, (b) an unlimited number of preferred shares, issuable in series, (c) 5,000,000 Class A Special Shares, or Class A Special Shares, (d) 10,000,000 Class B Special Shares, or Class B Special Shares, (e) 10,000,000 Class C Special Shares, or Class C Special Shares, (f) 20,000,000 Class D Special Shares, or Class D Special Shares, (g) 20,000,000 Class E Special Shares, or Class E Special Shares, (h) 20,000,000 Class F Special Shares, or Class F Special Shares, (i) 25,000,000 Class G Special Shares, or Class G Special Shares, (j) 25,000,000 Class H Special Shares, or Class H Special Shares, (k) 500,000 Class I Special Shares, or Class I Special Shares, and (l) 741,000 Class J Special Shares, or Class J Special Shares, each without par value, all such Special Shares are collectively referred to herein as the Special Shares.

Common Shares

As of September 30, 2022, there were 265,529,989 Common Shares issued and outstanding. As of September 30, 2022, we had approximately 121 record holders of Common Shares. Holders of Common Shares are entitled to one (1) vote per share on all matters upon which holders of shares are entitled to vote. Subject to the BCBCA and prior rights of the holders of preferred shares and any other class ranking senior to the Common Shares, the holders of Common Shares are entitled to receive dividends as, if and when declared by the board of directors. Subject to the prior rights of the holders of Special Shares and preferred shares, and any other class ranking senior to the Common Shares, in the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of Common Shares will be entitled to share pro rata in the distribution of the balance of our assets. Holders of Common Shares will have no pre-emptive or conversion or exchange rights or other subscription rights. There are no redemption, retraction, purchase for cancellation or surrender provisions or sinking or purchase fund provisions applicable to Common Shares. There is no provision in the Notice and Articles requiring holders of Common Shares to contribute additional capital, or permitting or restricting the issuance of additional securities of authorized share capital or any other material restrictions. The special rights or restrictions attached to Common Shares are subject to and may be adversely affected by, the rights attached to any series of preferred shares that the board of directors may designate in the future.

Preferred Shares

We are authorized to issue an unlimited number of preferred shares, issuable in series. Accordingly, the board of directors is authorized, without shareholder approval but subject to the provisions of the BCBCA and the Notice and Articles, to determine the maximum number of shares of each series, create an identifying name for each series and attach such special rights or restrictions, including dividend, liquidation and voting rights, as the board of directors may determine, and such special rights or restrictions, including dividend, liquidation and voting rights, may be superior to those of the Common Shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or discouraging potential acquisition proposals and might adversely affect the market price of the Common Shares and the voting and other rights of the holders of Common Shares. We have no current plan to issue any preferred shares.

Special Shares

As of September 30, 2022, there were issued and outstanding (a) 4,999,973 Class A Special Shares, (b) 9,999,853 Class B Special Shares, (c) 9,999,853 Class C Special Shares, (d) 19,999,855 Class D Special Shares, (e) 19,999,855 Class E Special Shares, (f) 19,999,855 Class F Special Shares, (g) 24,999,860 Class G Special Shares, (h) 24,999,860 Class H Special Shares, (i) 500,000 Class I Special Shares, and (j) 741,000 Class J Special Shares.

Holders of Special Shares are not entitled to any voting rights, except as required under the BCBCA in certain circumstances, and are not entitled to receive dividends. Subject to the prior rights of the holders of preferred shares, in the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of Special Shares will be entitled to receive an amount equal to $0.00000000001 per Special Share, or the Redemption Price. Holders of Special Shares have no pre-emptive or exchange rights or other subscription rights. There is no provision in the Notice and Articles requiring holders of Special Shares to contribute additional capital. The special rights or restrictions attached to Special Shares are subject to and may be adversely affected by, the rights attached to any series of preferred shares that the board of directors may designate in the future. The Notice and Articles provide that the Special Shares may not be, directly or indirectly, sold, transferred, assigned, pledged, mortgaged, exchanged, hypothecated or encumbered without the prior approval of the board of directors, which shall only be given under certain circumstances specified in the Notice and Articles, or a Permitted Transfer. Notwithstanding the foregoing, any holder of Special Shares may, at any time, provide an irrevocable direction and agreement in favor of us that a proposed transfer shall be deemed not to be a Permitted Transfer and that irrevocable direction may provide that any other Permitted Transfer shall require that the transferee provide an identical type of irrevocable direction and agreement.

Subject to the provisions of the BCBCA, any Special Shares then outstanding shall be redeemed by us without any action on the part of the holders of Special Shares (i) at any time after the 15th year anniversary of the original issue date of the Special Shares or (ii) at any time after a Change of Control, in each case at the Redemption Price. For the purposes of the Notice and Articles, “Change of Control” means any transaction or series of related transactions (x) under which any person or one or more persons that are affiliates or that are acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act), directly or indirectly, acquires or otherwise purchases (i) the Company or (ii) all or a material portion of assets, businesses or our Equity Securities (as defined below) or (y) that results, directly or indirectly, in our shareholders as of immediately prior to such transaction holding, in the aggregate, less than 50% of the voting Equity Securities immediately after the consummation thereof (excluding, for the avoidance of doubt, any Special Shares and the Common Shares issuable upon conversion thereof) (in the case of each of clause (x) and (y), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase or issuance of Equity Securities or otherwise), and “Equity Securities” shall refer to Common Shares, the preferred shares, Special Shares or any other class of shares or series thereof in capital or similar interest in us(including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

The Special Shares will automatically convert into Common Shares on a one (1) for one (1) basis (unless adjusted as described below) upon the occurrence of the following events:

•	in the case of the Class A Special Shares, if (a) on any twenty (20) trading days within any thirty (30) trading day period, the Common Shares trade on the principal securities exchange or securities market on which Common Shares are then traded for a price that is greater than or equal to $15.00, or (b) there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to $15.00 per Common Share;

•	in the case of the Class B Special Shares, if (a) on any twenty (20) trading days within any thirty (30) trading day period, the Common Shares trade on the principal securities exchange or securities market on which Common Shares are then traded for a price that is greater than or equal to $25.00, or (b) there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to $25.00 per Common Share;

•	in the case of the Class C Special Shares, if (a) on any twenty (20) trading days within any thirty (30) trading day period, the Common Shares trade on the principal securities exchange or securities market on which Common Shares are then traded for a price that is greater than or equal to $35.00, or (b) there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to $35.00 per Common Share;

•	in the case of the Class D Special Shares, if (a) on any twenty (20) trading days within any thirty (30) trading day period, the Common Shares trade on the principal securities exchange or securities market on which Common Shares are then traded for a price that is greater than or equal to $50.00, or (b) there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to $50.00 per Common Share;

•	in the case of the Class E Special Shares, if (a) on any twenty (20) trading days within any thirty (30) trading day period, the Common Shares trade on the principal securities exchange or securities market on which Common Shares are then traded for a price that is greater than or equal to $75.00, or (b) there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to $75.00 per Common Share;

•	in the case of the Class F Special Shares, if (a) on any twenty (20) trading days within any thirty (30) trading day period, the Common Shares trade on the principal securities exchange or securities market on which Common Shares are then traded for a price that is greater than or equal to $100.00, or (b) there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to $100.00 per Common Share;

•	in the case of the Class G Special Shares, if (a) on any twenty (20) trading days within any thirty (30) trading day period, the Common Shares trade on the principal securities exchange or securities market on which Common Shares are then traded for a price that is greater than or equal to $150.00, or (b) there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to $150.00 per Common Share;

•	in the case of the Class H Special Shares, if (a) on any twenty (20) trading days within any thirty (30) trading day period, the Common Shares trade on the principal securities exchange or securities market on which Common Shares are then traded for a price that is greater than or equal to $200.00, or (b) there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to $200.00 per Common Share;

•	in the case of the Class I Special Shares, if (a) on any twenty (20) trading days within any thirty (30) trading day period, the Common Shares trade on the principal securities exchange or securities market on which Common Shares are then traded for a price that is greater than or equal to $50.00, or (b) there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to $50.00 per Common Share; and

•	in the case of the Class J Special Shares, if (a) on any twenty (20) trading days within any thirty (30) trading day period, the Common Shares trade on the principal securities exchange or securities market on which Common Shares are then traded for a price that is greater than or equal to $12.00, or (b) there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to $12.00 per Common Share.

No fractional Common Share will be issued upon the conversion of the Special Shares and no payment will be made to the holders of Special Shares in lieu thereof. Rather, the holders of Special Shares shall be entitled to the number of Common Shares determined by rounding the entitlement down to the nearest whole number.

In the event that the Common Shares are at any time sub-divided, consolidated, converted or exchanged for a greater or lesser number of shares of the same or another class, then appropriate adjustments will be made in the rights and conditions attaching to the Special Shares so as to preserve in all respects the benefits of the holders of Special Shares.

In the event of any merger, amalgamation, consolidation, arrangement, reorganization or other business combination involving the Company with another entity, other than a Change of Control, the holders of Special Shares will be entitled to receive, on conversion, such securities or other property as if on the effective date of the event they were registered holders of the number of Common Shares which such holders of Special Shares were entitled to receive upon conversion of their Special Shares.

Warrants

Public Warrants

As of September 30, 2022, there were an aggregate of 15,000,000 Public Warrants outstanding held of record by one holder, which entitle the holder to acquire Common Shares. Each whole public warrant entitles the registered holder to purchase one Common Share at an exercise price of $11.50 per share, subject to adjustment as discussed below, beginning on October 9, 2021. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Common Shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units, and only whole warrants will trade. Accordingly, unless you hold at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire on September 9, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Common Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Common Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a Common Share upon exercise of a warrant unless the Common Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Common Share underlying such unit.

Redemptions

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the closing price of the Common Shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the warrant holder.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Common Shares may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise

If we call the warrants for redemption when the price per share of Common Shares equals or exceeds $18.00, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis” beginning on the third trading day prior to the date on which notice of the redemption is given to the holders of warrants. In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Common Shares issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Common Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.365. The “fair market value” will mean the average closing price of the Common Shares for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Common Shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management team does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Common Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding Common Shares is increased by a capitalization or share dividend payable in Common Shares, or by a split-up of common shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Common Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding common shares. A rights offering made to all or substantially all holders of common shares entitling holders to purchase Common Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Common Shares equal to the product of (i) the number of Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Shares) and (ii) one minus the quotient of (x) the price per Common Shares paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Common Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Common Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of Common Shares on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Common Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Common Shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (c) to satisfy the redemption rights of the holders of Common Shares in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Shares in respect of such event.

If the number of outstanding Common Shares is decreased by a consolidation, combination, reverse share split or reclassification of share of Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Common Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Common Shares.

Whenever the number of Common Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Common Shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Common Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Common Shares (other than those described above or that solely affects the par value of such Common Shares), or in the case of any merger or consolidation of with or into another company (other than a consolidation or merger in which we are the continuing company and that does not result in any reclassification or reorganization of our outstanding Common Shares), or in the case of any sale or conveyance to another company or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Common Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Shares in such a transaction is payable in the form of Common Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in SOAC’s prospectus for its initial public offering, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of Common Shares and any voting rights until they exercise their warrants and receive Common Shares.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Common Shares to be issued to the warrant holder.

Private Placement Warrants

As of September 30, 2022, there were 9,500,000 Private Placement Warrants outstanding held of record by 32 holders. The private placement warrants (including the Common Shares issuable upon exercise of the private placement warrants) were not transferable, assignable or saleable until October 9, 2021, except pursuant to limited exceptions to our officers and directors and other persons or entities affiliates with the initial purchasers of the private placement warrants, and they are not redeemable by us, except as described above when the prices per share of Common Shares equals or exceeds $10.00, so long as they are held by Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants. The private placement warrants were transferred to permitted transferees in December 2021.

Except as described above regarding redemption procedures and cashless exercise in respect of the public warrants, if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the Common Shares for the ten (10) trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Allseas Warrant

On March 4, 2021, DeepGreen issued a warrant to Allseas Group S.A., or the Allseas Warrant, which vested as of November 11, 2022 upon our Board of Directors’ determination of the successful completion of a prescribed project, referred to as the PMTS, and is exercisable for 11,578,620 Common Shares (as may be adjusted based on the formula described therein) at a purchase price of $0.01 per share. The Allseas Warrant expires on September 30, 2026.

Registration Rights

At the Closing, we, the initial shareholders, including the Sponsor, or Sponsor Group Holders, and certain holders of DeepGreen securities immediately prior to the Closing Date, or the DeepGreen Holders, entered into an amended and restated registration rights agreement, or the Amended and Restated Registration Rights Agreement, pursuant to which, among other things, the Sponsor Group Holders and the DeepGreen Holders were granted certain registration rights with respect to their respective Common Shares on the terms and subject to the conditions therein. Additionally, pursuant to subscription agreements entered into on March 4, 2021, certain investors purchased Common Shares immediately prior to the Closing, which provide these investors with certain registration rights.

Lock-Up Restrictions

Under the Amended and Restated Registration Rights Agreement, the Sponsor Group Holders and the DeepGreen Holders also agreed not to effect any sale or distribution of certain of our equity securities held by them during the period ending on the earlier of (A) 180 days after the Closing, which ended on March 8, 2022, and (B) the date on which (x) the Common Shares have traded at a price that is greater than or equal to $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) during any 20 trading days within any 30 consecutive trading days after the Closing, or (y) we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their Common Shares for cash, securities or other property. Certain Common Shares held by the Sponsor Group Holders shall not be offered, sold, pledged or distributed for periods of six months, which ended on March 8, 2022, or twelve months, which ended on September 5, 2022, as applicable, and certain Common Shares held by the DeepGreen Holders shall not be offered, sold, pledged or distributed for periods of six months, which ended on March 8, 2022, or eighteen months, as applicable, subject to the exceptions described in the Amended and Restated Registration Rights Agreement.

Transfer Agent, Warrant Agent and Registrar. The transfer agent for our Common Shares and the warrant agent for our Public Warrants is Continental Stock Transfer & Trust Company.

Stock Exchange Listing

Our Common Shares and Public Warrants to purchase Common Shares are listed for trading on the Nasdaq Global Select Market under the symbol “TMC” and “TMCWW”, respectively.

CERTAIN IMPORTANT PROVISIONS OF THE NOTICE OF ARTICLES AND ARTICLES AND THE BCBCA

The following is a summary of certain important provisions of our Articles and certain related sections of the BCBCA. Please note that this is only a summary and is not intended to be exhaustive. This summary is subject to, and is qualified in its entirety by reference to, the provisions of our Articles and the BCBCA.

Stated Objects or Purposes

The Notice and Articles do not contain stated objects or purposes and do not place any limitations on the business that we may carry on.

Directors

Power to vote on matters in which a director is materially interested. Under the BCBCA, a director or senior officer of a company is liable to account to the company for any profit that accrues to the director or senior officer under or as a result of a contract or transaction in which the director or officer holds a disclosable interest if the contract or transaction is material to the company, the company has entered, or proposes to enter, into the contract or transaction, and either the director or senior officer has a material interest in the contract or transaction or is a director or senior officer of, or has a material interest in, a person who has a material interest in the contract or transaction, unless otherwise provided for in the BCBCA. A director or senior officer does not hold a disclosable interest in a contract or transaction if the contract or transaction: (i) is an arrangement by way of security granted by the company for money loaned to, or obligations undertaken by, the director or senior officer, or a person in whom the director or senior officer has a material interest, for the benefit the company or for one of our affiliates’ benefit; (ii) relates to an indemnity or insurance permitted under the BCBCA; (iii) relates to the remuneration of the director or senior officer in his or her capacity as director, officer, employee or agent of the company or of one of its affiliates; (iv) relates to a loan to the company and the director or senior officer, or a person in whom the director or senior officer has a material interest, is the guarantor of some or all of the loan; or (v) is with a company that is affiliated to the company and the director or senior officer is also a director or senior officer of that company or an affiliate of that company.

A director or senior officer who holds a disclosable interest may also be liable to account to the company for any profit that accrues to the director or senior officer under or as a result of a contract or transaction in which the director or senior officer holds a disclosable interest, unless the contract or transaction is: (i) approved by the other non-interested directors (unless all directors have a disclosable interest) or by a special resolution of the shareholders, after the nature and extent of the disclosable interest has been disclosed to the directors or shareholders, as applicable, or (ii) the contract or transaction was entered into before the individual became a director or senior officer, the disclosable interest was disclosed to the other directors or shareholders and the director or senior officer who holds the disclosable interest does not vote on any decision or resolution touching on the contract or transaction. Directors and senior officers are also required to comply with certain other relevant provisions of the BCBCA regarding conflicts of interest. A director who holds such disclosable interest in respect of any material contract or transaction into which the company has entered or propose to enter may be required to absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place.

Directors’ power to determine the remuneration of directors. The remuneration of our directors, if any, may be determined by our directors subject to our Articles. The remuneration may be in addition to any salary or other remuneration paid to any of our employees (including executive officers) who are also directors.

Number of shares required to be owned by a director. Our Articles do not and the BCBCA does not provide that a director is required to hold any of Common Shares as a qualification for holding his or her office.

Shareholder Meetings

Subject to applicable exchange requirements, and the BCBCA, we will have to hold a general meeting of our shareholders at least once every year at a time and place determined by our board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting, unless an extension is obtained. A meeting of our shareholders may be held anywhere in or outside British Columbia. The board of directors may also determine that shareholders may attend a meeting of shareholders by means of telephone, electronic or other communications facilities that permit all participants to communicate with each other during the meeting.

A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business, among other things, must be sent to each shareholder entitled to attend the meeting and to each director and the auditors, so long that the company is a public company, not less than 21 days and no more than two months prior to the meeting, although, as a result of applicable securities laws, the minimum time for notice is effectively longer in most circumstances. Under the BCBCA, shareholders entitled to notice of a meeting may waive or reduce the period of notice for that meeting, provided applicable securities laws are met. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

A quorum for meetings of shareholders is present if at least two shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to vote at the meeting, are present in person or represented by proxy at the meeting. If a quorum is not present within one half hour from the time set for the opening of any meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place, unless the meeting was requisitioned by shareholders, in which case the meeting is dissolved.

Holders of Common Shares are entitled to attend and vote at meetings of our shareholders except meetings at which only holders another class of shares are entitled to vote. Except as otherwise provided with respect to any particular series of preferred shares or Special Shares, and except as otherwise required by law, the holders of our preferred shares and/or Special Shares are not entitled to vote at any meetings of our shareholders. Our directors and officers, our auditor and any other persons invited by our directors or the chair of the meeting are entitled to attend any meeting of our shareholders but will not be counted in the quorum or be entitled to vote at the meeting unless he or she is a shareholder or proxyholder entitled to vote at the meeting.

Shareholder Proposals and Advance Notice Procedures

Under the BCBCA, qualified shareholders holding at least either (i) 1% of the Common Shares or (ii) Common Shares with a fair market value in excess of CAD$2,000 may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting. To be a qualified shareholder, a shareholder must currently be and have been a registered or beneficial owner of at least one Common Share for at least two years before the date of signing the proposal.

Certain advance notice provisions with respect to the election of our directors are included in the Notice and Articles, or the Advance Notice Provisions. The Advance Notice Provisions are intended to: (i) facilitate orderly and efficient annual general meetings or, where the need arises, special meetings; (ii) ensure that all shareholders receive adequate notice of board nominations and sufficient information with respect to all nominees; and (iii) allow shareholders to register an informed vote. Only persons who are nominated in accordance with the Advance Notice Provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors.

Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide us notice, in the prescribed form, within the prescribed time periods. These time periods include, (i) in the case of an annual meeting of shareholders (including annual and special meetings), not less than 30 days prior to the date of the annual meeting of shareholders; provided, that if the first public announcement of the date of the annual meeting of shareholders, referred to herein as the Notice Date, is less than 50 days before the meeting date, not later than the close of business on the 10th day following the Notice Date; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes electing directors, not later than the close of business on the 15th day following the Notice Date.

These provisions could have the effect of delaying until the next shareholder meeting the nomination of certain persons for director that are favored by the holders of a majority of our outstanding voting securities.

Forum Selection

The Notice and Articles include a forum selection provision that provides that, unless we consent in writing to the selection of an alternative forum, the Supreme Court of British Columbia, Canada and the appellate courts therefrom, are the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to our company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the BCBCA or the Notice and Articles (as each may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the relationships among us, our affiliates and our respective shareholders, directors and/or officers, but excluding claims related to our business or of such affiliates. The forum selection provision also provides that our securityholders are deemed to have consented to personal jurisdiction in the Province of British Columbia and to service of process on their counsel in any foreign action initiated in violation of the foregoing provisions. This provision does not apply to suits brought to enforce any duty or liability created by the Securities Act or the Exchange Act, or the rules and regulations thereunder.

For claims brought under the Securities Act, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder and the Notice and Articles provides that the federal district courts of the United States of America, to the fullest extent permitted by law, are the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, referred to herein as the Federal Forum Provision. Application of the Federal Forum Provision means that suits brought by our shareholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our shareholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our shareholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of Common Shares shall be deemed to have notice of and consented to the aforementioned forum selection provisions, including the Federal Forum Provision. Additionally, our shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. These provisions may limit our shareholders’ ability to bring a claim in a judicial forum they find favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Notice and Articles to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Limitation of Liability and Indemnification

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another company if, at the time such individual held such office, such company was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position in another entity, or an indemnifiable person, against all judgments, penalties or fines, or amounts paid to settle a proceeding or an action, in respect of any legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person, or an eligible proceeding, unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct in respect of which proceeding was brought was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles or by applicable law. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred, subject to the indemnifiable person providing an undertaking that such person will repay the amounts advanced if it is ultimately determined that the payment of such expenses is prohibited by the BCBCA.

OWNERSHIP AND EXCHANGE CONTROLS

There is no limitation imposed by Canadian law or by the Notice and Articles on the right of a non-resident to hold or vote Common Shares, other than discussed below.

Competition Act

Limitations on the ability to acquire and hold Common Shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition, or the Commissioner, to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us. This legislation grants the Commissioner jurisdiction, for up to one year after the acquisition has been substantially completed, to challenge this type of acquisition by seeking a remedial order, including an order to prohibit the acquisition or require divestitures, from the Canadian Competition Tribunal, which may be granted where the Competition Tribunal finds that the acquisition substantially prevents or lessens, or is likely to substantially prevent or lessen, competition.

This legislation also requires any person or persons who intend to acquire more than 20% of our voting shares or, if such person or persons already own more than 20% of our voting shares prior to the acquisition, more than 50% of our voting shares, to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded. Where a notification is required, unless an exemption is available, the legislation prohibits completion of the acquisition until the expiration of the applicable statutory waiting period, unless the Commissioner either waives or terminates such waiting period or issues an advance ruling certificate. The Commissioner’s review of a notifiable transaction for substantive competition law considerations may take longer than the statutory waiting period.

Investment Canada Act

The Investment Canada Act requires each “non Canadian” (as defined in the Investment Canada Act) who acquires “control” of an existing “Canadian business,” to file a notification in prescribed form with the responsible federal government department or departments not later than 30 days after closing, provided the acquisition of control is not a reviewable transaction under the Investment Canada Act. Subject to certain exemptions, a transaction that is reviewable under the Investment Canada Act may not be implemented until an application for review has been filed and the responsible Minister of the federal cabinet has determined that the investment is likely to be of “net benefit to Canada” taking into account certain factors set out in the Investment Canada Act. Under the Investment Canada Act, an investment in Common Shares by a non-Canadian who is an investor originating from a country with which Canada has a free trade agreement, including a United States investor, and is not a state-owned enterprise, would be reviewable only if it were an investment to acquire control of us pursuant to the Investment Canada Act and our enterprise value (as determined pursuant to the Investment Canada Act and its regulations) was equal to or greater than the amount specified, which is currently CAD$1.711 billion. For most other investors who are not state-owned enterprises the threshold is currently CAD$1.141 billion for 2022.

The Investment Canada Act contains various rules to determine if there has been an acquisition of control. Generally, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions: the acquisition of a majority of the undivided ownership interests in the voting shares of the corporation is deemed to be acquisition of control of that corporation; the acquisition of less than a majority, but one-third or more, of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares; and the acquisition of less than one-third (1/3) of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is deemed not to be acquisition of control of that corporation.

Under the national-security-review regime in the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government in respect to a much broader range of investments by a non-Canadian to “acquire, in whole or part, or to establish an entity carrying on all or any part of its operations in Canada.” No financial threshold applies to a national-security review. The relevant test is whether such investment by a non-Canadian could be “injurious to national security.” The responsible ministers have broad discretion to determine whether an investor is a non-Canadian and therefore subject to national-security review. Review on national-security grounds is at the discretion of the responsible ministers, and may occur on a pre- or post-closing basis.

Certain transactions relating to Common Shares will generally be exempt from the Investment Canada Act, subject to the federal government’s prerogative to conduct a national-security review, including:

•	the acquisition of Common Shares by a person in the ordinary course of that person’s business as a trader or dealer in securities;

•	the acquisition of control of us in connection with the realization of security granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Canada Act; and

•	the acquisition of control of us by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of us, through ownership of Common Shares, remains unchanged.

Other

There is no law, governmental decree or regulation in Canada that restricts the export or import of capital, or that would affect the remittance of dividends (if any) or other payments by us to non-resident holders of Common Shares, other than withholding tax requirements.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations applicable to you if you are a U.S. Holder (as defined below) of our Common Shares and/or Public Warrants (other than Sponsor or any of its affiliates). This discussion addresses only those U.S. Holders that hold our Common Shares and/or Public Warrants as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code (generally property held for investment). This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	mutual funds;

•	pension plans;

•	S corporations;

•	broker-dealers;

•	traders in securities that elect mark-to-market treatment;

•	regulated investment companies;

•	real estate investment trusts;

•	trusts and estates;

•	tax-exempt organizations (including private foundations);

•	investors that hold our Common Shares or Public Warrants as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes;

•	investors subject to the alternative minimum tax provisions of the Code;

•	U.S. Holders that have a functional currency other than the U.S. dollar;

•	U.S. expatriates or former long-term residents of the United States;

•	investors subject to the U.S. “inversion” rules;

•	U.S. Holders owning or considered as owning (directly, indirectly, or through attribution) 5% (measured by vote or value) or more of our Common Shares;

•	persons that acquired our Common Shares or Public Warrants pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation as compensation;

•	controlled foreign corporations;

•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;

•	passive foreign investment companies (except to the limited extent provided herein); and

•	persons who are not U.S. Holders, all of whom may be subject to tax rules that differ materially from those summarized below.

This summary does not discuss any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax or the Medicare tax on net investment income. If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Common Shares or Public Warrants the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and the partner and certain determinations made at the partner level. If you are a partner of a partnership holding Common Shares or Public Warrants, you are urged to consult your tax advisor regarding the tax consequences to you of the ownership and disposition of Common Shares or Public Warrants by the partnership.

This summary is based upon the Code, the U.S. Department of Treasury regulations, or Treasury Regulations, current administrative interpretations and practices of the Internal Revenue Service, or IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax considerations described below.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Common Shares or Public Warrants, as the case may be, that is:

•	an individual who is a U.S. citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Tax Consequences of Ownership and Disposition of Common Shares and Public Warrants

Dividends and Other Distributions on Common Shares

Subject to the PFIC rules discussed below under the heading “- Passive Foreign Investment Company Rules,” distributions on Common Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of the Company’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Common Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Shares and will be treated as described below under the heading “- Tax Consequences of Ownership and Disposition of Common Shares and Public Warrants - Sale, Taxable Exchange or Other Taxable Disposition of Common Shares and Public Warrants.” The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent) in respect of Canadian income taxes. Any amount treated as dividend income will be treated as foreign-source dividend income. Amounts treated as dividends that the Company pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if Common Shares are readily tradable on an established securities market in the United States or the Company is eligible for benefits under an applicable tax treaty with the United States, and the Company is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. The amount of any dividend distribution paid in Canadian dollars will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, non-refundable Canadian income taxes withheld from dividends on Common Shares at a rate not exceeding the rate provided by the applicable treaty with the United States will be eligible for credit against the U.S. treaty beneficiary’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes, including any Canadian income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale, Taxable Exchange or Other Taxable Disposition of Common Shares and Public Warrants

Subject to the PFIC rules discussed below under the heading “- Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of Common Shares or Public Warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such Common Shares or Public Warrants, in each case as calculated in U.S. dollars. If a U.S. Holder acquired such Common Shares or Public Warrants as part of a unit, the adjusted tax basis in the Common Shares or Public Warrants will be the portion of the acquisition cost allocated to the shares or warrants, respectively, or if such Common Shares were received upon exercise of Public Warrants, the initial basis of the Common Shares upon exercise of Public Warrants (generally determined as described below in “- Tax Consequences of Ownership and Disposition of Common Shares and Public Warrants - Exercise or Lapse of a Public Warrant”). Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Common Shares exceeds one (1) year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss.

Exercise or Lapse of a Public Warrant

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of a Common Share upon exercise of a Public Warrant for cash. The U.S. Holder’s tax basis in the Common Share received upon exercise of the Public Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the Public Warrant (i.e., its tax basis, calculated in U.S. dollars) and the exercise price. The U.S. Holder’s holding period for a Common Share received upon exercise of the of a Public Warrant will begin on the day following the date of exercise (or possibly the date of exercise) of the Public Warrant and will not include the period during which the U.S. Holder held the Public Warrant. If a Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant (calculated in U.S. dollars). Such loss will be long-term if the warrant has been held for more than one (1) year.

The tax consequences of a cashless exercise of a Public Warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of Common Shares received generally should equal the U.S. Holder’s tax basis in the Public Warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the Common Shares would be treated as commencing on the date of exercise of the Public Warrant or the day following the date of exercise of the Public Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of Common Shares received would include the holding period of the Public Warrant.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of Public Warrants having a value equal to the exercise price for the total number of Public Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Public Warrants deemed surrendered and the U.S. Holder’s tax basis in the Public Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares of Common Shares received would equal the sum of the U.S. Holder’s tax basis in the Public Warrants exercised, and the exercise price of such Public Warrants. It is unclear whether a U.S. Holder’s holding period for the shares of Common Shares would commence on the date of exercise of the Public Warrant or the day following the date of exercise of the Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Public Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the shares of Common Shares received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

If the Company redeems Public Warrants for cash or if the Company purchases Public Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “- Tax Consequences of Ownership and Disposition of Common Shares and Public Warrants - Sale, Taxable Exchange or Other Taxable Disposition of Common Shares and Public Warrants.”

Adjustment to Exercise Price

Under Section 305 of the Code, if certain adjustments are made (or not made) to the number of shares to be issued upon the exercise of a Public Warrant or to the Public Warrant’s exercise price, a U.S. Holder may be deemed to have received a constructive distribution with respect to the warrant, which could result in adverse consequences for the U.S. Holder, including the inclusion of dividend income (with the consequences generally as described above under the heading “- Tax Consequences of Ownership and Disposition of Common Shares and Public Warrants - Dividends and Other Distributions on Common Shares”). The rules governing constructive distributions as a result of certain adjustments with respect to a Public Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a Public Warrant.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of Common Shares and Public Warrants could be materially different from that described above if the Company is treated as a PFIC for U.S. federal income tax purposes.

If the Company is a PFIC for any taxable year, U.S. Holders of Common Shares or Public Warrants may be subject to adverse U.S. federal income tax consequences with respect to dispositions of, and distributions with respect to Common Shares, and may be subject to additional reporting requirements.

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income, or the Income Test or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income, or the Asset Test. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Based on our initial assessment, we do not believe that the Company was classified as a PFIC for U.S. federal income tax purposes for the taxable year ending December 31, 2021. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the IRS will not take a contrary position. Furthermore, whether the Company is classified as a PFIC is a factual determination that must be made annually after the close of each taxable year. Accordingly, there can be no assurance with respect to the Company’s status as a PFIC for the current or any future taxable year. Although PFIC status is generally determined annually, if the Company is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Common Shares and the U.S. Holder did not make either a qualifying electing fund, or QEF, election or a mark-to-market election, or collectively, the PFIC Elections, for the first taxable year of the Company in which it was treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) such shares, or such U.S. Holder does not otherwise make an applicable purging election described below, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Common Shares and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Common Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Common Shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Common Shares;

•	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, and to any period in the U.S. Holder’s holding period before the first day of the Company’s first taxable year in which the Company is a PFIC, will be taxed as ordinary income;

•	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections

In general, if the Company is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of Common Shares by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of the Company’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. Holder in which or with which the Company’s taxable year ends and each subsequent taxable year. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. If the Company determines that it is a PFIC, the Company intends to provide the information necessary for U.S. Holders to make or maintain a QEF election, including information necessary to determine the appropriate income inclusion amounts for purposes of the QEF election. However, there is also no assurance that the Company will have timely knowledge of its status as a PFIC in the future or of the required information to be provided.

Alternatively, if the Company is a PFIC and Common Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) Common Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Common Shares at the end of such year over its adjusted basis in its Common Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Common Shares over the fair market value of its Common Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Common Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Common Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to Public Warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the Nasdaq (on which Common Shares are intended to be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Common Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Common Shares under their particular circumstances.

The application of the PFIC rules to Public Warrants is unclear. A proposed Treasury Regulation issued under these rules generally treats an “option” (which would include a Public Warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under these rules provides that the holder of an option is not entitled make the PFIC Elections. Another proposed Treasury Regulation provides that for purposes of the PFIC rules, stock acquired upon the exercise of an option will be deemed to have a holding period that includes the period the U.S. Holder held the Public Warrants. As a result, if the proposed Treasury Regulations were to apply, and a U.S. Holder were to sell or otherwise dispose of such Public Warrants (other than upon exercise of such Public Warrants for cash) and the Company was a PFIC at any time during the U.S. Holder’s holding period of such Public Warrants, any gain recognized generally would be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such Public Warrants properly makes and maintains a QEF election with respect to the newly acquired Common Shares (or has previously made a QEF election with respect to Common Shares), the QEF election will apply to the newly acquired Common Shares. Notwithstanding such QEF election, if the proposed Treasury Regulations were to apply, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, would continue to apply with respect to such newly acquired Common Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Public Warrants ), unless the U.S. Holder makes a purging election under the PFIC rules described in the following paragraph.

If the Company is treated as a PFIC and a U.S. Holder failed or was unable to timely make a PFIC Election for prior periods, a U.S. Holder might seek make a purging election to rid the Common Shares of the PFIC taint. A purging election might be desirable if, for example, a U.S. Holder misses the deadline for filing a QEF election for a prior period, or if the Common Shares were acquired through the exercise of Public Warrants with a holding period that includes the period the warrants were held, either as a result of the application of the proposed Treasury Regulations, or because the Common Shares are acquired through a cashless exercise that is treated as a recapitalization. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. Under another type of purging election, the Company will be deemed to have made a distribution to the U.S. Holder of such U.S. Holder’s pro rata share of the Company’s earnings and profits as determined for U.S. federal income tax purposes. In order for the U.S. Holder to make the second election, the Company must also be determined to be a “controlled foreign corporation” as defined by the Code (which is not currently expected to be the case). As a result of either purging election, the U.S. Holder will have a new basis and holding period in the Common Shares acquired upon the exercise of the Public Warrants solely for purposes of the PFIC rules.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

Related PFIC Rules

If the Company is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if the Company receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. In certain circumstances, a U.S. Holder may make a QEF election with respect to any lower-tier PFIC.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Common Shares and Public Warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to the Company’s securities under their particular circumstances.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable to you depending upon your particular situation. You are urged to consult your own tax advisor with respect to the tax consequences to you of the ownership and disposition of our Common Shares and Public Warrants including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is, as of the date of this prospectus, a summary of the principal Canadian federal income tax considerations pursuant to the Income Tax Act (Canada) and the regulations thereunder, or the Tax Act, that generally apply to the acquisition, holding or disposition of Common Shares and Public Warrants by a person who is neither resident nor deemed to be resident in Canada for purposes of the Tax Act and acquires a beneficial interest in Common Shares or Public Warrants, (a “Non-Resident Holder”).

This summary applies only to a Non-Resident Holder who, at all relevant times, for purposes of the Tax Act:

•	holds Common Shares or Public Warrants as capital property;

•	does not, and is not deemed to, use or hold Common Shares or Public Warrants in the course of carrying on a business in Canada; and

•	deals at arm’s length and is not affiliated with us.

Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This summary is based on the current provisions of the Tax Act, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, or the Tax Proposals, and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency, or the CRA, made publicly available prior to the date hereof. This summary assumes the Tax Proposals will be enacted in the form proposed, however, no assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. Except for the Tax Proposals, this summary does not take into account or anticipate any changes in law or administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial action, nor does it take into account other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those discussed herein.

Generally, for the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares and Public Warrants (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in U.S. dollars must be converted into Canadian dollars using the applicable rate of exchange (for the purposes of the Tax Act) quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA.

This summary is not exhaustive of all possible Canadian federal income tax considerations that apply to an investment in Common Shares and Public Warrants. Moreover, the income and other tax consequences of acquiring, holding or disposing of Common Shares or Public Warrants will vary depending on an investor’s particular circumstances. Accordingly, this summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any investor. Consequently, investors should consult their own tax advisors for advice with respect to the income tax consequences of an investment in Common Shares and Public Warrants based on their particular circumstances.

Adjusted Cost base of Common Shares

The adjusted cost base to a Non-Resident Holder of a Common Share acquired pursuant to this offering will be determined by averaging the cost of that Common Share with the adjusted cost base (determined immediately before the acquisition of the Common Share) of all other Common Shares held as capital property by the Non-Resident Holder immediately prior to such acquisition.

Exercise of Public Warrants

No gain or loss will be realized by a Non-Resident Holder upon the exercise of a Public Warrant to acquire a Common Share. A Non-Resident Holder’s cost of a Common Share so acquired will equal the aggregate of such Non-Resident Holder’s adjusted cost base of the Public Warrant exercised plus the exercise price paid for such Common Share. The Non-Resident Holder’s adjusted cost base of such Common Share will be determined by averaging the cost of the Common Share with the adjusted cost base (determined immediately before the acquisition of the Common Share) of all other Common Shares held as capital property by such Non-Resident Holder immediately prior to such acquisition.

Dividends on Common Shares

Every Non-Resident Holder is liable to pay a Canadian withholding tax on every dividend that is or is deemed to be paid or credited to the Non-Resident Holder on the Non-Resident Holder’s Common Shares. The statutory rate of withholding tax is 25% of the gross amount of the dividend paid. Generally, the Canada - United States Tax Convention (1980), as amended, or the Treaty, reduces the statutory rate with respect to dividends paid to a Non-Resident Holder who is resident in the U.S. for purposes of the Treaty, the beneficial owner of such dividends, and entitled to benefits under the Treaty, to 15% of the gross amount of the dividend. The Company is required to withhold the applicable tax from dividends payable to the Non-Resident Holder, and to remit the tax to the Receiver General of Canada for the account of the Non-Resident Holder.

Dispositions of Common Shares and Public Warrants

A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition or deemed disposition of Common Shares (other than a disposition to us, which may result in a deemed dividend, unless purchased by us in the open market in the manner in which Common Shares are normally purchased by any member of the public in the open market, in which case other considerations may arise) or Public Warrants, unless the Common Shares or Public Warrants are “taxable Canadian property” of the Non-Resident Holder for purposes of the Tax Act and the Non-Resident Holder is not entitled to relief under the Treaty.

Generally, the Common Shares and Public Warrants will not constitute “taxable Canadian property” of a Non-Resident Holder at a particular time provided that the Common Shares are listed at that time on a “designated stock exchange” for purposes of the Tax Act (which currently includes the Nasdaq), unless, at any particular time during the 60-month period that ends at that time, both of the following are true:

1.	(a) the Non-Resident Holder, (b) persons with whom the Non-Resident Holder does not deal with at arm’s length, (c) partnerships in which the Non-Resident Holder or a person described in (b) holds an interest directly or indirectly through one or more partnerships, or (d) any combination of (a) to (c), owned 25% or more of the issued shares of any class or series of our capital stock; and

2.	more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of: (a) real or immovable properties situated in Canada, (b) “Canadian resource properties” (as defined in the Tax Act), (c) “timber resource properties” (as defined in the Tax Act), and (d) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists.

NOTWITHSTANDING THE FOREGOING, IN CERTAIN CIRCUMSTANCES SET OUT IN THE TAX ACT, COMMON SHARES AND PUBLIC WARRANTS MAY BE DEEMED TO BE TAXABLE CANADIAN PROPERTY. NON-RESIDENT HOLDERS WHOSE COMMON SHARES OR PUBLIC WARRANTS MAY CONSTITUTE TAXABLE CANADIAN PROPERTY SHOULD CONSULT THEIR OWN TAX ADVISORS.

LEGAL MATTERS

Fasken Martineau DuMoulin LLP, or Fasken, has passed upon the validity of the Common Shares offered by this prospectus and certain other legal matters related to Canadian law. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., or Mintz, has passed upon the validity of the Warrants and certain other legal matters. Fasken and Mintz own 14,630 and 36,361 Common Shares, respectively.

EXPERTS

The financial statements of TMC the metals company Inc. as of December 31, 2021 and 2020 and for the years then ended have been incorporated by reference herein and in the registration statement in reliance on the report of Ernst & Young LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.metals.co. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus. We include our website address in this prospectus only as an inactive textual reference. Information contained in our website does not constitute a part of this prospectus or our other filings with the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities we may offer pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 that we filed with the SEC on March 25, 2022;

•	our Quarterly Reports on Form 10-Q and amendments thereto for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022 that we filed with the SEC on May 9, 2022, August 15, 2022, November 14 and November 15, 2022, respectively;

•	the portions of our Definitive Proxy Statement on Schedule 14A that we filed with the SEC on April 14, 2022 that are deemed filed under applicable SEC rules;

•	our Current Reports on Form 8-K and amendments thereto that we filed with the SEC on February 10, 2022, March 17, 2022, June 2, 2022, August 15, 2022, October 3, 2022, October 12, 2022, October 20, 2022 and November 14, 2022 (other than any portion of such filings that are furnished under applicable SEC rules rather than filed);

•	the description of our Common Shares contained in our Registration Statement on Form 8-A filed on September 10, 2021, including any amendment or report filed for the purpose of updating such description; and

•	all reports and other documents subsequently filed by us with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

The SEC file number for each of the documents listed above is 001-39281.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting:

TMC the metals company Inc.

595 Howe Street, 10 Floor

Vancouver, British Columbia

V6C 2T5

(574) 252-9333

You may also access these documents on our website, www.metals.co. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

TMC THE METALS COMPANY INC.

Up to 253,964,997 Common Shares

Up to 9,500,000 Warrants

PROSPECTUS

, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC registration fee.

Securities and Exchange Commission registration fee	$101,486
Accounting fees and expenses	*
Legal fees and expenses	*
Financial printing and miscellaneous expenses	*
Total	*

*	These fees cannot be defined at this time.

Item 15. Indemnification of Directors and Officers

Under the BCBCA, a company may indemnify a director or officer, a former director or officer, or a person who acts or acted at the company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, which we refer to as an eligible party, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the company or other entity, if: (1) the individual acted honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; and (2) in the case of a proceeding other than a civil proceeding, the individual had reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an eligible party if it is prohibited from doing so under its articles, even if it had agreed to do so by an indemnification agreement (provided that the articles prohibited indemnification when the indemnification agreement was made). A company may advance the expenses of an eligible party as they are incurred in an eligible proceeding only if the eligible party has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the eligible party will repay any amounts advanced. On application from an eligible party, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

Subject to the BCBCA, our Articles require us to indemnify a director or former director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with us on the terms of the indemnity contained in our Articles. In addition, our Articles specify that failure of a director or former director to comply with the provisions of the BCBCA or our Articles will not invalidate any indemnity to which he or she is entitled. Our Articles also allow for us to purchase and maintain insurance for the benefit of specified eligible parties.

We entered into indemnity agreements with our directors and certain officers. Each indemnity agreement provides for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us, or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law and subject to the terms and conditions of such indemnity agreement.

We have also purchased insurance policies relating to certain liabilities that our directors and officers may incur in such capacity.

Item 16. Exhibits

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference Herein from Form or Schedule	Filing Date	SEC File/Reg. Number
2.1†	Business Combination Agreement, dated as of March 4, 2021, by and among Sustainable Opportunities Acquisition Corp., 1291924 B.C. Unlimited Liability Company and DeepGreen Metals Inc.		Form 8-K (Exhibit 2.1)	3/4/2021	001-39281
4.1	Notice of Articles of TMC the metals company Inc.		Form 8-K (Exhibit 3.1)	9/15/2021	001-39281
4.2	Articles of TMC the metals company Inc.		Form 8-K (Exhibit 3.2)	9/15/2021	001-39281
4.3	TMC the metals company Inc. Common Share Certificate		Form 8-K (Exhibit 4.1)	9/15/2021	001-39281
4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and Sustainable Opportunities Acquisition Corp., dated May 8, 2020		Form 8-K (Exhibit 4.1)	5/8/2020	001-39281
4.5	Warrant to Purchase Common Shares issued by DeepGreen Metals Inc. to Allseas Group S.A. on March 4, 2021		Form S-4 (Exhibit 4.5)	4/8/2021	333-255118
4.6	Amended and Restated Registration Rights Agreement, by and between Sustainable Opportunities Acquisition Corp., Sustainable Opportunities Holdings LLC, the parties listed under Sponsor Group Holders on the signature page(s) thereto and the parties listed under DeepGreen Holders on the signature page(s) thereto		Form S-4/A (Exhibit 10.5 - Annex H)	8/5/2021	333-255118
4.7	Form of Subscription Agreement for institutional investors, by and between Sustainable Opportunities Acquisition Corp. and the subscriber parties thereto		Form S-4/A (Exhibit 10.1)	8/5/2021	333-255118
4.8	Form of Subscription Agreement for accredited investors, by and between Sustainable Opportunities Acquisition Corp. and the subscriber parties thereto		Form S-4/A (Exhibit 10.2)	8/5/2021	333-255118

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference Herein from Form or Schedule	Filing Date	SEC File/Reg. Number
5.1	Opinion of Fasken Martineau DuMoulin LLP (filed with the initial Registration Statement)		Form S-1 (Exhibit 5.1)	10/7/2021	333-260126
5.2	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (filed with the initial Registration Statement)		Form S-1 (Exhibit 5.2)	10/7/2021	333-260126
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm	X
23.2	Consent of Fasken Martineau DuMoulin LLP	X
23.3	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	X
23.4	Consent of AMC Consultants Pty Ltd.	X
23.5	Consent of AMC Consultants Pty Ltd.	X
23.6	Consent of Canadian Engineering Associates Ltd.	X
23.7	Consent of Deep Reach Technology Inc.	X
23.8	Consent of Margin — Marine Geoscience Innovation	X
23.9	Consent of John Michael Parianos	X
24.1	Power of Attorney (included on the signature page to the initial Registration Statement)		Form S-1 (Signature Page)	10/7/2021	333-260126
24.2	Power of Attorney for Kathleen McAllister (filed with Post-Effective Amendment No. 1 to the Registration Statement)		Form S-1 (Exhibit 24.2)	4/14/2022	333-260126
24.3	Power of Attorney for Andrew C. Greig	X
96.1	Technical Report Summary — Initial Assessment of the NORI Property, Clarion-Clipperton Zone, for Deep Green Metals Inc., effective as of March 17, 2021, by AMC Consultants Pty Ltd and other qualified persons		Form S-4/A (Exhibit 96.1)	8/5/2021	333-255118
96.2	Technical Report Summary — Initial Assessment of the TOML Mineral Resource, Clarion-Clipperton Zone, Pacific Ocean, for Deep Green Metals Inc., effective as of March 26, 2021, by AMC Consultants Pty Ltd and other qualified persons		Form S-4/A (Exhibit 96.2)	8/5/2021	333-255118

107	Filing Fee Table (filed with Post-Effective Amendment No. 1 to the Initial Registration Statement)		Form S-1 (Exhibit 107)	4/14/2022	333-260126

†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or the Commission, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on November 23, 2022.

TMC THE METALS COMPANY INC.

By:	/s/ Craig Shesky
Craig Shesky
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 2 to this Registration Statement has been signed by the following persons in the capacities and on the dated indicated.

Name	Title	Date

/s/ Gerard Barron	Chief Executive Office and Chairman	November 23, 2022
Gerard Barron	(Principal Executive Officer)

/s/ Craig Shesky	Chief Financial Officer	November 23, 2022
Craig Shesky	(Principal Financial and Accounting Officer)

*	Director	November 23, 2022
Andrew C. Greig

*	Director	November 23, 2022
Christian Madsbjerg

*	Director	November 23, 2022
Andrew Hall

*	Director	November 23, 2022
Kathleen McAllister

*	Director	November 23, 2022
Sheila Khama

*	Director	November 23, 2022
Andrei Karkar

*	Director	November 23, 2022
Amelia Kinahoi Siamomua

*By:	/s/ Gerard Barron
Gerard Barron
Attorney-in-fact